Exhibit 5.1

[WSGR LETTERHEAD]

November 1, 2004

Genesis Microchip Inc.

2150 Gold Street

Alviso, California 95002

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 1, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,142,840 shares of your common stock to be issued under your 1997 Employee Stock Option Plan, 1,142,840 shares of your common stock to be issued under your 2000 Nonstatutory Stock Option Plan, and 467,536 shares of your common stock to be issued under your 1997 Employee Stock Purchase Plan (together, the “Plans”). Such shares of common stock are referred to herein as the “Shares.”

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements that accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.